Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of  iShares MSCI Sweden ETF is being filed on behalf of each of us.

February 4, 2015

Psagot Investment House Ltd. /s/ Shlomo Pasha ——————————— By: Shlomo Pasha* Title: Senior Deputy C.E.O. C.F.O. /s/ Lilach Geva Harel ——————————— By: Lilach Geva Harel* Title: Deputy C.E.O

February 2, 2015

Psagot SecuritiesLtd. /s/ Barak Soreni ——————————— By: Barak Soreni* Title: Chief Executive Officer /s/ Tamir Ferder ——————————— By: Tamir Ferder* Title: Vice President of Investments

* Signature duly authorized by resolution of the Board of Directors.